CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$2,000,000	$201.40

PRICING SUPPLEMENT NO. 1573 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-199966 Dated December 15, 2015

JPMorgan Chase & Co. Trigger Phoenix Autocallable Optimization Securities

$2,000,000 Linked to the Russell 2000® Index due December 20, 2018

Investment Description
Trigger Phoenix Autocallable Optimization Securities are unsecured and unsubordinated debt securities issued by JPMorgan Chase & Co. ("JPMorgan Chase") (each, a "Security" and collectively, the "Securities") linked to the performance of a specific index (the "Index"). If the closing level of the Index on the applicable semiannual Observation Date is equal to or greater than the Coupon Barrier, JPMorgan Chase will make a Contingent Coupon payment with respect to that Observation Date. Otherwise, no coupon will be payable with respect to that Observation Date. JPMorgan Chase will automatically call the Securities early if the closing level of the Index on any semiannual Observation Date is equal to or greater than the Initial Index Level. If the Securities are called, JPMorgan Chase will pay the principal amount plus the Contingent Coupon for that Observation Date and no further amounts will be owed to you. If the Securities are not called prior to maturity and the Final Index Level is equal to or greater than the Trigger Level (which is the same level as the Coupon Barrier), JPMorgan Chase will make a cash payment at maturity equal to the principal amount of your Securities, in addition to the Contingent Coupon. If the Final Index Level is less than the Trigger Level, JPMorgan Chase will pay you less than the full principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the Index from the Trade Date to the Final Valuation Date. Investing in the Securities involves significant risks. You may lose some or all of your principal amount. Generally, a higher Contingent Coupon Rate is associated with a greater risk of loss. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase. If JPMorgan Chase were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates

Automatically Callable: JPMorgan Chase will automatically call the Securities and pay you the principal amount plus the Contingent Coupon otherwise due for a semiannual Observation Date if the closing level of the Index on that semiannual Observation Date is equal to or greater than the Initial Index Level, and no further payments will be made on the Securities.

Contingent Coupon: If the closing level of the Index on a semiannual Observation Date is equal to or greater than the Coupon Barrier, JPMorgan Chase will make a Contingent Coupon payment with respect to that Observation Date. Otherwise, no coupon will be payable with respect to that Observation Date.

Contingent Repayment of Principal Amount at Maturity: If by maturity the Securities have not been called and the Index closes at or above the Trigger Level on the Final Valuation Date, JPMorgan Chase will pay you the principal amount per Security at maturity, in addition to the Contingent Coupon. If the Index closes below the Trigger Level on the Final Valuation Date, JPMorgan Chase will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the Index from the Trade Date to the Final Valuation Date. The contingent repayment of principal applies only if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase.

	Trade Date	December 15, 2015
	Original Issue Date (Settlement Date)	December 18, 2015
	Observation Dates[1]	Semiannual (see page 4)
	Final Valuation Date[1]	December 17, 2018
	Maturity Date[1]	December 20, 2018
	[1]	Subject to postponement in the event of a market disruption event and as described under "General Terms of Notes — Postponement of a Payment Date" and "General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)" in the accompanying product supplement no. UBS-1a-I

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN CHASE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN CHASE.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER "KEY RISKS" BEGINNING ON PAGE 6 AND UNDER "RISK FACTORS" BEGINNING ON PAGE PS-9 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. UBS-1A-I BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Security Offering
We are offering Trigger Phoenix Autocallable Optimization Securities linked to the Russell 2000® Index. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Index	Contingent Coupon Rate	Initial Index Level*	Trigger Level*	Coupon Barrier*	CUSIP	ISIN
Russell 2000® Index (Bloomberg ticker: RTY)	9.00% per annum	1,131.552	792.086, which is 70% of the Initial Index Level	792.086, which is 70% of the Initial Index Level	48128A772	US48128A7726

*Rounded to three decimal places

See "Additional Information about JPMorgan Chase & Co. and the Securities" in this pricing supplement. The Securities will have the terms specified in the prospectus and the prospectus supplement, each dated November 7, 2014, product supplement no. UBS-1a-I dated November 7, 2014, underlying supplement no. 1a-I dated November 7, 2014 and this pricing supplement. The terms of the Securities as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in product supplement no. UBS-1a-I, will supersede the terms set forth in product supplement no. UBS-1a-I.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement, product supplement no. UBS-1a-I and underlying supplement no. 1a-I. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the Russell 2000® Index	$2,000,000	$10	—	—	$2,000,000	$10

(1)	See "Supplemental Use of Proceeds" in this pricing supplement for information about the components of the price to public of the Securities.
(2)	All sales of the Securities will be made to certain fee-based advisory accounts for which UBS Financial Services Inc., which we refer to as UBS, is an investment advisor and UBS will act as placement agent. The purchase price will be $10.00 per Security and UBS will forgo any commissions related to these sales.

The estimated value of the Securities as determined by J.P. Morgan Securities LLC, which we refer to as JPMS, when the terms of the Securities were set, was $9.855 per $10 principal amount Security. See "JPMS's Estimated Value of the Securities" in this pricing supplement for additional information.

The Securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Information about JPMorgan Chase & Co. and the Securities

You should read this pricing supplement together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term notes of which these Securities are a part, and the more detailed information contained in product supplement no. UBS-1a-I dated November 7, 2014 and underlying supplement no. 1a-I. This pricing supplement, together with the documents listed below, contains the terms of the Securities, supplements the free writing prospectus related hereto and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the accompanying product supplement no. UBS-1a-I and "Risk Factors" in the accompanying underlying supplement no. 1a-I, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product supplement no. UBS-1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008409/e61360_424b2.pdf
♦	Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf
♦	Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

As used in this pricing supplement, the "Issuer," "JPMorgan Chase," "we," "us" and "our" refer to JPMorgan Chase & Co.

Investor Suitability

The Securities may be suitable for you if, among other considerations:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the Index.

♦You accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

♦You believe the Index will close at or above the Coupon Barrier on the Observation Dates and the Trigger Level on the Final Valuation Date.

♦You believe the Index will close at or above the Initial Index Level on one of the specified Observation Dates.

♦You understand and accept that you will not participate in any appreciation in the Index and that your potential return is limited to the Contingent Coupons.

♦You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.

♦You are willing to invest in the Securities based on the Contingent Coupon Rate indicated on the cover hereof.

♦You do not seek guaranteed current income from this investment and are willing to forgo dividends paid on the stocks included in the Index.

♦You are willing to invest in securities that may be called early or you are otherwise willing to hold such securities to maturity.

♦You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which JPMS is willing to trade the Securities.

♦You seek an investment with a return based on the performance of the small capitalization U.S. equity market.

♦You are willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, and understand that if JPMorgan Chase defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the Index.

♦You require an investment designed to provide a full return of principal at maturity.

♦You do not accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

♦You believe that the Index will decline during the term of the Securities and is likely to close below the Coupon Barrier on the Observation Dates and the Trigger Level on the Final Valuation Date.

♦You seek an investment that participates in the full appreciation of the Index or that has unlimited return potential.

♦You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.

♦You are not willing to invest in the Securities based on the Contingent Coupon Rate indicated on the cover hereof.

♦You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦You seek guaranteed current income from this investment or prefer to receive the dividends paid on the stocks included in the Index.

♦You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity or you seek an investment for which there will be an active secondary market.

♦You do not seek an investment with a return based on the performance of the small capitalization U.S. equity market.

♦You are not willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the "Key Risks" beginning on page 6 of this pricing supplement and "Risk Factors" in the accompanying product supplement no. UBS-1a-I for risks related to an investment in the Securities.

Final Terms
Issuer	JPMorgan Chase & Co.
Issue Price	$10 per Security
Index	Russell 2000® Index
Principal Amount	$10 per Security (subject to a minimum purchase of 100 Securities or $1,000)
Term	Approximately three years, unless called earlier
Automatic Call Feature	The Securities will be called automatically if the closing level of the Index on any Observation Date is equal to or greater than the Initial Index Level. If the Securities are called, JPMorgan Chase will pay you on the applicable Call Settlement Date a cash payment per Security equal to the principal amount plus the Contingent Coupon otherwise due for the applicable Observation Date, and no further payments will be made on the Securities.
Contingent Coupon

If the closing level of the Index is equal to or greater than the Coupon Barrier on any Observation Date, we will pay you the Contingent Coupon for that Observation Date on the relevant Coupon Payment Date.

If the closing level of the Index is less than the Coupon Barrier on any Observation Date, the Contingent Coupon for that Observation Date will not accrue or be payable, and we will not make any payment to you on the relevant Coupon Payment Date.

Each Contingent Coupon will be a fixed amount based on equal semiannual installments at the Contingent Coupon Rate, which is a per annum rate.

Contingent Coupon payments on the Securities are not guaranteed. We will not pay you the Contingent Coupon for any Observation Date on which the closing level of the Index is less than the Coupon Barrier.

Contingent Coupon Rate	9.00% per annum.
Contingent Coupon payments	$0.45 per $10 principal amount Security
Coupon Payment Dates[1]	2nd business day following the applicable Observation Date, except that the Coupon Payment Date for the Final Valuation Date is the Maturity Date
Call Settlement Dates[1]	First Coupon Payment Date following the applicable Observation Date
Payment at Maturity (per $10 Security)

If the Securities are not automatically called and the Final Index Level is equal to or greater than the Trigger Level and the Coupon Barrier, we will pay you a cash payment at maturity per $10 principal amount Security equal to $10 plus the Contingent Coupon otherwise due on the Maturity Date.

If the Securities are not automatically called and the Final Index Level is less than the Trigger Level and the Coupon Barrier, we will pay you a cash payment at maturity that is less than $10 per $10 principal amount Security resulting in a loss on your principal amount proportionate to the negative Index Return, equal to:

$10 × (1 + Index Return)

Index Return	(Final Index Level - Initial Index Level) Initial Index Level
Initial Index Level	1,131.552, which was the closing level of the Index on the Trade Date.
Final Index Level	The closing level of the Index on the Final Valuation Date
Trigger Level	792.086, which is 70% of the Initial Index Level
Coupon Barrier	792.086, which is 70% of the Initial Index Level

[1]	See footnote 1 under "Key Dates" on the front cover.

Investment Timeline
Trade Date	The closing level of the Index (Initial Index Level) is observed and the Trigger Level, the Coupon Barrier and the Contingent Coupon Rate are determined.

Semiannually

If the closing level of the Index is equal to or greater than the Coupon Barrier on any Observation Date, JPMorgan Chase will pay you a Contingent Coupon on the Coupon Payment Date.

The Securities will also be called if the closing level of the Index on any Observation Date is equal to or greater than the Initial Index Level. If the Securities are called, JPMorgan Chase will pay you a cash payment per Security equal to the principal amount plus the Contingent Coupon otherwise due for the applicable Observation Date, and no further payments will be made on the Securities.

Maturity Date

The Final Index Level is determined as of the Final Valuation Date.

If the Securities have not been called and the Final Index Level is equal to or greater than the Trigger Level and the Coupon Barrier, at maturity JPMorgan Chase will repay the principal amount equal to $10.00 per Security plus the Contingent Coupon otherwise due on the Maturity Date.

If the Securities have not been called and the Final Index Level is less than the Trigger Level and the Coupon Barrier, JPMorgan Chase will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount proportionate to the decline of the Index, equal to a return of:

$10 × (1 + Index Return) per Security

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE. IF JPMORGAN CHASE WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Coupon Observation Dates and Coupon Payment Dates

Coupon Observation Dates	Coupon Payment Dates
June 15, 2016	June 20, 2016
December 15, 2016	December 20, 2016
June 15, 2017	June 20, 2017
December 15, 2017	December 20, 2017
June 15, 2018	June 20, 2018
December 17, 2018 (the Final Valuation Date)	December 20, 2018 (Maturity Date)

Each of the Observation Dates, and therefore the Coupon Payment Dates, is subject to postponement in the event of a market disruption event and as described under "General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings" and "General Terms of Notes — Postponement of a Payment Date" in the accompanying product supplement no. UBS-1a-I.

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled "Material U.S. Federal Income Tax Consequences" in the accompanying product supplement no. UBS-1a-I. In determining our reporting responsibilities we intend to treat (i) the Securities for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupons as ordinary income, as described in the section entitled "Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons" in the accompanying product supplement no. UBS-1a-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt.

Sale, Exchange or Redemption of a Security. Assuming the treatment described above is respected, upon a sale or exchange of the Securities (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Securities, which should equal the amount you paid to acquire the Securities (assuming Contingent Coupons are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the Securities for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Securities at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Securities between the time your right to a Contingent Coupon is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the Contingent Coupon. Although uncertain, it is possible that proceeds received from the sale or exchange of your Securities prior to an Observation Date but that can be attributed to an expected Contingent Coupon payment could be treated as ordinary income. You should consult your tax adviser regarding this issue.

As described above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Securities could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Coupons is uncertain, and although we believe it is reasonable to take a position that Contingent Coupons are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your Securities is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities in light of your particular circumstances.

Non-U.S. holders should also note that, notwithstanding anything to the contrary in the accompanying product supplement no. UBS-1a-I, recently promulgated Treasury regulations imposing a withholding tax on certain "dividend equivalents" under certain "equity linked instruments" will not apply to the Securities.

FATCA. Withholding under legislation commonly referred to as "FATCA" could apply to payments with respect to the Securities that are treated as U.S.-source "fixed or determinable annual or periodical" income ("FDAP Income") for U.S. federal income tax purposes (such as interest, if the Securities are recharacterized, in whole or in part, as debt instruments, or Contingent Coupons if they are otherwise treated as FDAP Income). Notwithstanding anything to the contrary in the accompanying product supplement no. UBS-1a-I, under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as FDAP Income) of a taxable disposition, including an automatic call or redemption at maturity, of the Securities. You should consult your tax adviser regarding the potential application of FATCA to the Securities.

In the event of any withholding on the Securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Index. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement no. UBS-1a-I and the "Risk Factors" section of the accompanying underlying supplement no. 1a-I. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

Risks Relating to the Securities Generally

♦	Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that JPMorgan Chase will not necessarily repay the full principal amount of the Securities. If the Securities are not called and the closing level of the Index has declined below the Trigger Level on the Final Valuation Date, you will be fully exposed to any depreciation of the Index from the Initial Index Level to the Final Index Level. In this case, JPMorgan Chase will repay less than the full principal amount at maturity. Under these circumstances, you will lose 1% of your principal for every 1% that the Final Index Level is less than the Initial Index Level and could lose your entire principal amount. As a result, your investment in the Securities may not perform as well as an investment in a security that does not have the potential for full downside exposure to the Index at maturity.
♦	Credit Risk of JPMorgan Chase & Co. — The Securities are unsecured and unsubordinated debt obligations of the Issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Securities are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
♦	You Are Not Guaranteed Any Contingent Coupons — We will not necessarily make periodic coupon payments on the Securities. If the closing level of the Index on an Observation Date is less than the Coupon Barrier, we will not pay you the Contingent Coupon for that Observation Date and the Contingent Coupon that would otherwise be payable will not be accrued and will be lost. If the closing level of the Index is less than the Coupon Barrier on each of the Observation Dates, we will not pay you any Contingent Coupon during the term of, and you will not receive a positive return on, your Securities. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Securities.
♦	Return on the Securities Limited to the Sum of Any Contingent Coupons and You Will Not Participate in Any Appreciation of the Index — The return potential of the Securities is limited to the specified Contingent Coupon Rate, regardless of the appreciation of the Index, which may be significant. In addition, the total return on the Securities will vary based on the number of Observation Dates on which the requirements for a Contingent Coupon have been met prior to maturity or an automatic call. Further, if the Securities are called, you will not receive any Contingent Coupons or any other payments in respect of any Observation Dates after the Call Settlement Date. Because the Securities could be called as early as the first Observation Date, the total return on the Securities could be minimal. If the Securities are not called, you may be subject to the Index's risk of decline even though you are not able to participate in any potential appreciation of the Index. As a result, the return on an investment in the Securities could be less than the return on a hypothetical direct investment in the Index. In addition, if the Securities are not called and the Final Index Level is below the Trigger Level, you will have a loss on your principal amount and the overall return on the Securities may be less than the amount that would be paid on a conventional debt security of JPMorgan Chase of comparable maturity.
♦	Contingent Repayment of Principal Applies Only If You Hold the Securities to Maturity — If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the Index is above the Trigger Level. If by maturity the Securities have not been called, either JPMorgan Chase will repay you the full principal amount per Security plus the Contingent Coupon, or if the Index closes below the Trigger Level on the Final Valuation Date, JPMorgan Chase will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the closing level of the Index from the Trade Date to the Final Valuation Date. This contingent repayment of principal applies only if you hold your Securities to maturity.
♦	The Probability That the Final Index Level Will Fall Below the Coupon Barrier on Any Observation Date or the Trigger Level on the Final Valuation Date Will Depend on the Volatility of the Index — "Volatility" refers to the frequency and magnitude of changes in the level of the Index. Greater expected volatility with respect to the Index reflects a higher expectation as of the Trade Date that the Index could close below its Coupon Barrier on any Observation Date, resulting in the loss of one or more Contingent Coupons, or below its Trigger Level on the Final Valuation Date, resulting in the loss of some or all of your investment. In addition, the Contingent Coupon Rate is a fixed rate and depends in part on this expected volatility. A higher Contingent Coupon Rate is generally associated with greater expected volatility. However, a stock's volatility can change significantly over the term of the Securities. The closing level of the Index could fall sharply, which could result in a loss of one or more Contingent Coupons and a significant loss of principal.
♦	Reinvestment Risk — If your Securities are called early, the holding period over which you would have the opportunity to receive any Contingent Coupons could be as short as approximately six months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the Securities are called prior to the maturity date.

♦	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities and making the assumptions used to determine the pricing of the Securities and the estimated value of the Securities when the terms of the Securities are set, which we refer to as JPMS's estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the Securities could result in substantial returns for us or our affiliates while the value of the Securities declines. Please refer to "Risk Factors — Risks Relating to Conflicts of Interest" in the accompanying product supplement no. UBS-1a-I for additional information about these risks.
♦	Each Contingent Coupon Is Based Solely on the Closing Level of the Index on the Applicable Observation Date — Whether a Contingent Coupon will be payable with respect to an Observation Date will be based solely on the closing level of the Index on that Observation Date. As a result, you will not know whether you will receive a Contingent Coupon until the related Observation Date. Moreover, because each Contingent Coupon is based solely on the closing level of the Index on the applicable Observation Date, if that closing level is less than the Coupon Barrier, you will not receive any Contingent Coupon with respect to that Observation Date, even if the closing level of the Index was higher on other days during the period before that Observation Date.
♦	JPMS's Estimated Value of the Securities Is Lower Than the Original Issue Price (Price to Public) of the Securities — JPMS's estimated value is only an estimate using several factors. The original issue price of the Securities exceeds JPMS's estimated value of the Securities because costs associated with structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. See "JPMS's Estimated Value of the Securities" in this pricing supplement.
♦	JPMS's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates — JPMS's estimated value of the Securities is determined by reference to JPMS's internal pricing models when the terms of the Securities are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS's assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for Securities that are greater than or less than JPMS's estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Securities from you in secondary market transactions. See "JPMS's Estimated Value of the Securities" in this pricing supplement.
♦	JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt — The internal funding rate used in the determination of JPMS's estimated value of the Securities generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Securities to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See "JPMS's Estimated Value of the Securities" in this pricing supplement.
♦	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Securities for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See "Secondary Market Prices of the Securities" in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Securities during this initial period may be lower than the value of the Securities as published by JPMS (and which may be shown on your customer account statements).
♦	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities — Any secondary market prices of the Securities will likely be lower than the original issue price of the Securities because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Securities. As a result, the price, if any, at which JPMS will be willing to buy Securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Securities.
The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity. See "— Lack of Liquidity" below.

♦	Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors — The secondary market price of the Securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the projected hedging profits, if any, estimated hedging costs and the level of the Index, including:
♦	any actual or potential change in our creditworthiness or credit spreads;
♦	customary bid-ask spreads for similarly sized trades;
♦	secondary market credit spreads for structured debt issuances;
♦	the actual and expected volatility in the level of the Index;
♦	whether the closing level of the Index has been, or is expected to be, less than the Coupon Barrier on any Observation Date and whether the Final Index Level is expected to be less than the Trigger Level;
♦	the time to maturity of the Securities;
♦	the likelihood of an automatic call being triggered;
♦	whether the closing price of one share of the Underlying Stock has been, or is expected to be, less than the Coupon Barrier on any Observation Date and whether the Final Price is expected to be less than the Trigger Price;
♦	the dividend rates on the equity securities included in the Index;
♦	interest and yield rates in the market generally; and
♦	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Securities, if any, at which JPMS may be willing to purchase your Securities in the secondary market.
♦	Investing in the Securities Is Not Equivalent to Investing in the Stocks Composing the Index — Investing in the Securities is not equivalent to investing in the stocks included in the Index. As an investor in the Securities, you will not have any ownership interest or rights in the stocks included in the Index, such as voting rights, dividend payments or other distributions.
♦	We Cannot Control Actions by the Sponsor of the Index and That Sponsor Has No Obligation to Consider Your Interests — We and our affiliates are not affiliated with the sponsor of the Index and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Index. The index sponsor of the Index is not involved in this Security offering in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.
♦	Your Return on the Securities Will Not Reflect Dividends on the Stocks Composing the Index — Your return on the Securities will not reflect the return you would realize if you actually owned the stocks included in the Index and received the dividends on the stock included in the Index. This is because the calculation agent will calculate the amount payable to you at maturity of the Securities by reference to the Final Index Level, which reflects the closing level of the Index on the Final Valuation Date without taking into consideration the value of dividends on the stock included in the Index.
♦	No Assurances That the Investment View Implicit in the Securities Will Be Successful — While the Securities are structured to provide for Contingent Coupons if the Index does not close below the Coupon Barrier on the Observation Dates, we cannot assure you of the economic environment during the term or at maturity of your Securities.
♦	Lack of Liquidity — The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.
♦	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold investments linked to the Index and could affect the value of the Index, and therefore the market value of the Securities.
♦	Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.
♦	Potential JPMorgan Chase & Co. Impact on the Market Price of the Index — Trading or transactions by JPMorgan Chase & Co. or its affiliates in the Index or in futures, options or other derivative products on the Index may adversely affect the market value of the Index and, therefore, the market value of the Securities.

Risks Relating to the Index

♦	An Investment in the Securities is Subject to Risks Associated with Small Capitalization Stocks — The equity securities included in the Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

Hypothetical Examples

The examples below illustrate the hypothetical payments on a Coupon Payment Date, upon an automatic call or at maturity under different hypothetical scenarios for a $10.00 Security on an offering of the Securities linked to a hypothetical Index and assume an Initial Index Level of 100.00 and reflect the Contingent Coupon Rate of 9.00% per annum and a Trigger Level and Coupon Barrier of 70.00 (which is 70.00% of the hypothetical Initial Level). The hypothetical Initial Index Level has been chosen for illustrative purposes only and does not represent the Initial Index Level. For historical data regarding the actual closing levels of the Index, please see the historical information set forth under "The Index" in this pricing supplement.

Principal Amount:	$10.00
Term:	Approximately three years (unless earlier called)
Hypothetical Initial Index Level:	100.00
Contingent Coupon Rate:	9.00% per annum (or 4.50% per six months)
Observation Dates:	Semiannual
Hypothetical Trigger Level:	70.00 (which is 70.00% of the hypothetical Initial Index Level)
Coupon Barrier:	70.00 (which is 70.00% of the hypothetical Initial Index Level)

*	The actual value of any Contingent Coupon payments you will receive over the term of the Securities, the actual value of the payment upon automatic call or at maturity applicable to your Securities may be different from the amounts displayed in these hypothetical scenarios.

Example 1 — Securities Are Automatically Called on the First Observation Date

Date	Closing Level	Payment (per Security)
First Observation Date	110.00 (at or above Initial Index Level)	$10.45 (Payment Upon Automatic Call)

	Total Payment:	$10.45 (4.50% return)

Because the Securities are automatically called on the first Observation Date, we will pay you on the applicable Call Settlement Date a total of $10.45 per Security, reflecting your principal amount plus the applicable Contingent Coupon for a 4.50% total return on the Securities. No further amounts will be owed on the Securities.

Example 2 — Securities Are Automatically Called on the Fifth Observation Date

Date	Closing Level	Payment (per Security)
First Observation Date	90.00 (at or above Coupon Barrier; below Initial Index Level)	$0.45 (Contingent Coupon)
Second Observation Date	82.00 (at or above Coupon Barrier; below Initial Index Level)	$0.45 (Contingent Coupon)
Third Observation Date	90.00 (at or above Coupon Barrier; below Initial Index Level)	$0.45 (Contingent Coupon)
Fourth Observation Date	88.00 (at or above Coupon Barrier; below Initial Index Level)	$0.45 (Contingent Coupon)
Fifth Observation Date	110.00 (at or above Initial Index Level)	$10.45 (Payment upon Automatic Call)

	Total Payment:	$12.25 (22.50% return)

Because the Securities are automatically called on the fifth Observation Date, we will pay you on the applicable Call Settlement Date a total of $10.45 per Security, reflecting your principal amount plus the applicable Contingent Coupon. When that amount is added to the Contingent Coupon payments of $1.80 received in respect of prior Observation Dates, we will have paid you a total of $12.25 per Security for a 22.50% total return on the Securities. No further amounts will be owed on the Securities.

Example 3 — Securities Are NOT Automatically Called and the Final Index Level Is at or above the Trigger Level and the Coupon Barrier

Date	Closing Level	Payment (per Security)
First Observation Date	85.00 (at or above Coupon Barrier)	$0.45 (Contingent Coupon)
Second Observation Date	60.00 (below Coupon Barrier)	$0.00
Third Observation Date	55.00 (below Coupon Barrier)	$0.00
Fourth Observation Date	60.00 (below Coupon Barrier)	$0.00
Fifth Observation Date	65.00 (below Coupon Barrier)	$0.00
Final Valuation Date	85.00 (at or above Trigger Level and Coupon Barrier; below Initial Index Level)	$10.45 (Payment at Maturity)

	Total Payment:	$10.90 (9.00% return)

At maturity, we will pay you a total of $10.45 per Security, reflecting your principal amount plus the applicable Contingent Coupon. When that amount is added to the Contingent Coupon payment of $0.45 received in respect of prior Observation Dates, we will have paid you a total of $10.90 per Security for a 9.00% total return on the Securities.

Example 4 — Securities Are NOT Automatically Called and the Final Index Level Is below the Trigger Level and the Coupon Barrier

Date	Closing Level	Payment (per Security)
First Observation Date	85.00 (at or above Coupon Barrier; below Initial Index Level)	$0.45 (Contingent Coupon)
Second Observation Date	82.00 (at or above Coupon Barrier; below Initial Index Level)	$0.45 (Contingent Coupon)
Third Observation Date	85.00 (at or above Coupon Barrier; below Initial Index Level)	$0.45 (Contingent Coupon)
Fourth Observation Date	82.00 (at or above Coupon Barrier; below Initial Index Level)	$0.45 (Contingent Coupon)
Fifth Observation Date	90.00 (at or above Coupon Barrier; below Initial Index Level)	$0.45 (Contingent Coupon)
Final Valuation Date	55.00 (below Trigger Level and Coupon Barrier)	$10.00 × (1 + Index Return) = $10.00 × (1 + -45%) = $10.00 × 55% = $5.50 (Payment at Maturity)

	Total Payment:	$7.75 (-22.50% return)

Because the Securities are not automatically called, the Final Index Level is below the Trigger Level and the Coupon Barrier and the Index Return is -45%, at maturity we will pay you $5.50 per Security. When that amount is added to the Contingent Coupon payments of $2.25 received in respect of prior Observation Dates, we will have paid you $7.75 per Security for a loss on the Securities of 22.50%.

Example 5 — Securities Are NOT Automatically Called and the Final Index Level is below the Trigger Level and the Coupon Barrier

Date	Closing Level	Payment (per Security)
First Observation Date	60.00 (below Coupon Barrier; below Initial Index Level)	$0.00
Second Observation Date	55.00 (below Coupon Barrier; below Initial Index Level)	$0.00
Third Observation Date	58.00 (below Coupon Barrier; below Initial Index Level)	$0.00
Fourth Observation Date	60.00 (below Coupon Barrier; below Initial Index Level)	$0.00
Fifth Observation Date	62.00 (below Coupon Barrier; below Initial Index Level)	$0.00
Final Valuation Date	50.00 (below Trigger Level and Coupon Barrier)	$10.00 × (1 + Index Return) = $10.00 × (1 + -50%) = $10.00 × 50% = $5.00 (Payment at Maturity)

	Total Payment:	$5.00 (-50.00% return)

Because the Securities are not automatically called, the Final Index Level is below the Trigger Level and the Coupon Barrier and the Index Return is -50%, at maturity we will pay you $5.00 per Security for a loss on the Securities of 50.00%. Because there is no Contingent Coupon paid during the term of the Securities, that represents the total payment on the Securities.

The hypothetical returns and hypothetical payments on the Securities shown above apply only if you hold the Securities for their entire term or until called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

.

The Index

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under "Equity Index Descriptions — The Russell Indices" in the accompanying underlying supplement no. 1a-I.

Historical Information

The following table sets forth the quarterly high and low closing levels of the Index, based on daily closing levels of the Index as reported by the Bloomberg Professional® service ("Bloomberg"), without independent verification. The information given below is for the four calendar quarters in each of 2010, 2011, 2012, 2013 and 2014 and the first, second and third calendar quarters of 2015. Partial data is provided for the fourth calendar quarter of 2015. The closing level of the Index on December 15, 2015 was 1,131.552. We obtained the closing levels of the Index above and below from Bloomberg, without independent verification. Although Russell Investments publishes the closing levels of the Index to six decimal places, Bloomberg publishes the closing levels of the Index to only three decimal places. You should not take the historical levels of the Index as an indication of future performance.

Quarter Begin	Quarter End		Quarterly Closing High	Quarterly Closing Low	Close
1/1/2010	3/31/2010		690.303	586.491	678.643
4/1/2010	6/30/2010		741.922	609.486	609.486
7/1/2010	9/30/2010		677.642	590.034	676.139
10/1/2010	12/31/2010		792.347	669.450	783.647
1/1/2011	3/31/2011		843.549	773.184	843.549
4/1/2011	6/30/2011		865.291	777.197	827.429
7/1/2011	9/30/2011		858.113	643.421	644.156
10/1/2011	12/31/2011		765.432	609.490	740.916
1/1/2012	3/31/2012		846.129	747.275	830.301
4/1/2012	6/30/2012		840.626	737.241	798.487
7/1/2012	9/30/2012		864.697	767.751	837.450
10/1/2012	12/31/2012		852.495	769.483	849.350
1/1/2013	3/31/2013		953.068	872.605	951.542
4/1/2013	6/30/2013		999.985	901.513	977.475
7/1/2013	9/30/2013		1,078.409	989.535	1,073.786
10/1/2013	12/31/2013		1,163.637	1,043.459	1,163.637
1/1/2014	3/31/2014		1,208.651	1,093.594	1,173.038
4/1/2014	6/30/2014		1,192.964	1,095.986	1,192.964
7/1/2014	9/30/2014		1,208.150	1,101.676	1,101.676
10/1/2014	12/31/2014		1,219.109	1,049.303	1,204.696
1/1/2015	3/16/2015		1,266.373	1,154.709	1,252.772
4/1/2015	6/30/2015		1,295.799	1,215.417	1,253.947
7/1/2015	9/30/2015		1,273.328	1,083.907	1,100.688
10/1/2015	12/15/2015	*	1,204.159	1,097.552	1,131.552

*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2015 includes data for the period from October 1, 2015 through December 15, 2015. Accordingly, the "Quarterly Closing High," "Quarterly Closing Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2015.

The graph below illustrates the daily performance of the Index from January 3, 2005 through December 15, 2015, based on information from Bloomberg, without independent verification. The dotted line represents the Trigger Level and Coupon Barrier of 792.086, equal to 70% of the closing level of the Index on December 15, 2015.

Past performance of the Index is not indicative of the future performance of the Index.

Supplemental Plan of Distribution

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Securities that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See "Supplemental Use of Proceeds" in this pricing supplement and "Use of Proceeds and Hedging" beginning on page PS-43 of the accompanying product supplement no. UBS-1a-I.

All sales of the Securities will be made to certain fee-based advisory accounts for which UBS is an investment advisor and UBS will act as placement agent. The purchase price will be $10.00 per Security and UBS will forgo any selling commissions related to these sales.

JPMS's Estimated Value of the Securities

JPMS's estimated value of the Securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. JPMS's estimated value does not represent a minimum price at which JPMS would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS's estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt." The value of the derivative or derivatives underlying the economic terms of the Securities is derived from JPMS's internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS's estimated value of the Securities is determined when the terms of the Securities are set based on market conditions and other relevant factors and assumptions existing at that time. See "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates."

JPMS's estimated value of the Securities is lower than the original issue price of the Securities because costs associated with structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities. See "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value of the Securities Is Lower Than the Original Issue Price (Price to Public) of the Securities" in this pricing supplement.

Secondary Market Prices of the Securities

For information about factors that will impact any secondary market prices of the Securities, see "Key Risks — Risks Relating to the Securities Generally — Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors" in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to five months. The length of any such initial period reflects secondary market volumes for the Securities, the structure of the Securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Securities and when these costs are incurred, as determined by JPMS. See "Key Risks — Risks Relating to the Securities Generally — The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Securities for a Limited Time Period."

Supplemental Use of Proceeds

The Securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Securities. See "Hypothetical Examples" in this pricing supplement for an illustration of the risk-return profile of the Securities and "The Index" in this pricing supplement for a description of the market exposure provided by the Securities.

The original issue price of the Securities is equal to JPMS's estimated value of the Securities, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities, plus the estimated cost of hedging our obligations under the Securities.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the Securities offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Securities will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee's authorization, execution and delivery of the indenture and its authentication of the Securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated November 7, 2014, which was filed as an exhibit to the Registration Statement on Form S-3 by us on November 7, 2014.